Exhibit 99.1

World Fuel Services Corporation Announces $50 Million Share Repurchase Program

MIAMI--(BUSINESS WIRE)--October 13, 2008--World Fuel Services Corporation (NYSE: INT), a global leader in the marketing and sale of marine, aviation and land fuel products and related services, today announced that its Board of Directors has authorized a $50 million share repurchase program. The company may begin repurchasing its shares at the conclusion of its current quarterly blackout period which is anticipated to end in early November following the announcement of the company’s third quarter 2008 earnings results. Such repurchases may be made from time to time in the open market or through privately negotiated transactions.

The timing and amount of shares to be repurchased under the program will depend on market conditions, share price, securities law and other legal requirements, and other factors. The program does not require the purchase of any minimum number of shares and may be suspended or discontinued at any time without prior notice. As of September 30, 2008, the company had 29,259,228 shares of common stock outstanding.

“This share repurchase program demonstrates World Fuel’s strong market position and continued confidence in our long-term growth prospects as well as our commitment to delivering value to our shareholders,” said Paul H. Stebbins, chairman and chief executive officer.

Information Relating to Forward-Looking Statements

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the marketing and sale of marine, aviation and land fuel products and related services. World Fuel Services provides fuel and related services at more than 2,500 airports, seaports and tanker truck loading terminals in over 190 countries around the world. With 44 offices (including satellite offices) strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine, aviation and land fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine, aviation and land fuel management. World Fuel Services’ marine customers include international container and tanker fleets and time-charter operators, as well as the United States and foreign governments. Aviation customers include commercial airlines, cargo carriers and corporate clientele, as well as the United States and foreign governments. Land customers include petroleum distributors, retail petroleum operators, and industrial, commercial and government accounts. For more information, call (305) 428-8000 or visit http://www.wfscorp.com.

CONTACT:
World Fuel Services Corporation
Ira M. Birns, 305-428-8000
Executive Vice President & Chief Financial Officer
or
Francis X. Shea, 305-428-8000
Executive Vice President &
Chief Risk and Administrative Officer